Exhibit 4.1

TETRA TECHNOLOGIES, INC.
FIRST AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

1.Purposes of this Plan.  The purposes of this Plan are to: (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) attract and retain Outside Directors, (iii) provide additional incentive to Employees, Consultants, and Outside Directors and (iv) promote the success of the Company's business interests.  This Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock-Based Awards and cash-based awards.

2.Definitions.  As used in this Plan, the following definitions shall apply:

(a)“Administrator” means the Board or any of its Committees that shall be administering this Plan, in accordance with Section 4 of this Plan.

(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan.

(c)“Award” means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Other Stock‑Based Awards and cash-based awards.

(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award.  An Award Agreement is subject to the terms and conditions of this Plan.

(e)“Awarded Stock” means the Common Stock subject to an Award.

(f)“Board” means the Board of Directors of the Company.

(g)“Cause” means as defined in an employment agreement or similar agreement between the Participant and the Company.  If no such agreement exists, or if such an agreement exists but “cause” is not defined therein, then Cause means a termination of the Participant's status as a Service Provider because of: (i) any act or omission that constitutes a material breach by the Participant of any of his or her obligations under an Award Agreement or any other material agreement between the Participant and the Company; (ii) the Participant's conviction of, or plea of nolo contendere to, (A) any felony or (B) another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or any Subsidiary or otherwise impair or impede its or their operations; (iii) the Participant engaging in any act of dishonesty, violence or violation of federal securities laws that is or could be materially injurious to the Company or any of its Subsidiaries or affiliates; (iv) the Participant's material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company or any of its Subsidiaries; (v) the Participant's refusal to follow the lawful directions of the Participant's immediate supervisor, the Administrator or the Committee; or (vi) any other willful misconduct by the Participant which is materially injurious to the financial condition, operations or business reputation of the Company or any of its Subsidiaries or affiliates.  Notwithstanding anything herein to the contrary, whether Cause exists shall be determined in the sole discretion of the Committee.

(h)“Change in Control” means (y) if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “change in control” (or substantially similar term), the definition contained therein, or (z) if no such agreement exists, or if any such agreement exists but “change in control” (or substantially similar term) is not defined therein, then Change in Control means the occurrence of any of the following events:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), but other than (1) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or (2) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock in the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

(ii)The sale or disposition by the Company of all or substantially all of the Company's assets other than (1) the sale or disposition of all or substantially all of the assets of the Company to a person or persons (as defined above) who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (2) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders;

(iii)A change in the composition of the Board during any twelve (12) consecutive month period the result of which fewer than a majority of the Directors are Incumbent Directors.  For this purpose, “Incumbent Directors” are Directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company); or

(iv)A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the U.S. Treasury regulations promulgated thereunder.  Any reference to a section of the Code shall be deemed a reference to any successor or amended section of the Code.

(j)“Committee” means a committee of Directors or other individuals that satisfies Applicable Laws and was appointed by the Board in accordance with Section 4 of this Plan.

(k)“Common Stock” means the common stock, $0.01 par value per Share, of the Company.

(l)“Company” means TETRA Technologies, Inc., a Delaware corporation, and any successor to thereto.

(m)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(n)“Corporate Transaction” means a transaction described in either clause (ii) or clause (iv) of the definition of a Change in Control.

(o)“Date of Grant” means the effective date on which an Award is granted by the Administrator to a Participant, or such later date as may be specified by the Administrator on the date the Administrator approves the Award, in each case as set forth in the applicable Award Agreement; provided, however, that for purposes of compliance with Section 16 of the Exchange Act or other Applicable Law, the Date of Grant will be the date of shareholder approval of the Plan if such date is later than the effective date of the Award, as applicable.

(p)“Director” means a member of the Board.

(q)“Disability” means, if the Participant is a party to an employment agreement or similar agreement between the Participant and the Company and any such agreement provides for a definition of “disability” (or substantially similar term), the definition contained therein.  If no such agreement exists, or if any such agreement exists but “disability” (or substantially similar term) is not defined therein, then (y) Disability shall have the meaning given to such term (or substantially similar term) within a disability insurance program that is sponsored by the Company for the benefit of the Participant, or if no such definition exists or the Participant is not covered by such a program, then (z) Disability means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled.  Notwithstanding the foregoing to the contrary, the term Disability means a total and permanent disability as defined in Section 22(e)(3) of the Code for all Awards intended to qualify for Incentive Stock Option treatment.  For all purposes of this Section 2(q), the Participant shall not be considered to have incurred a “disability” unless proof of such impairment, sufficient to satisfy the Administrator in its sole discretion, is provided by or on behalf of such Participant to the Administrator.

(r)“Dividend Equivalent” means a credit, made at the sole discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.  Under no circumstances shall the payment of a Dividend Equivalent be made contingent on the exercise of an Option or Stock Appreciation Right.  Additionally, Dividend Equivalents shall be subject to the same restrictions on transferability and forfeitability as the Award with respect to which they were paid.

(s)“Employee” means any person, including an officer, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

Notwithstanding the foregoing to the contrary, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(v)“Incentive Stock Option” means an Option intended to qualify and receive favorable tax treatment as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

(w)“Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)“Option” means an Incentive Stock Option or a Nonqualified Stock Option to purchase Common Stock granted pursuant to this Plan.

(y)“Other Stock-Based Award” means any other award not specifically described in this Plan that is payable by delivery of Shares or valued, in whole or in part, by reference to, or are otherwise based on, Shares in accordance with Section 12 of this Plan.

(z)“Outside Director” means a Director of the Company who is not an Employee.

(aa)“Parent” means either (y) with respect to an Award of Incentive Stock Options, a “parent corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, an entity that is a parent to the Company as determined by the Board.

(bb)“Participant” means a Service Provider who has been granted an Award under this Plan or, if applicable, such other person who holds an outstanding Award.

(cc)“Performance Goal” means a goal which has been established by the Committee in connection with an Award and that is based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: net income; cash flow; cash flow on investment; cash flow from operations; pre-tax or post-tax profit levels or earnings; operating income or earnings; closings; return on investment; earned value added; expenses; free cash flow; free cash flow per share; earnings; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; capital expended; working capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; implementation or completion of critical projects; research; horsepower; horsepower utilization rate; product development; government relations; compliance; mergers; acquisitions or sales of assets or subsidiaries; health; safety; environmental; debt level; cost reduction targets; equity ratios; depreciation and amortization; G&A expense or adjusted G&A measures; charge offs; and such other criteria as established by the Committee in its sole discretion from time to time.

(dd)“Performance Period” means the time period during which the Performance Goals must be met.

(ee)“Performance Share” means Shares issued pursuant to a Performance Share Award under Section 10 of this Plan.

(ff)“Performance Unit” means, pursuant to Section 10 of this Plan, an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the value set forth in the Award Agreement.

(gg)“Plan” means this First Amended and Restated 2018 Equity Incentive Plan.  In accordance with Section 16, this Plan became effective on the date it was adopted by the Board, subject to the Company's stockholders approving this Plan within the 12-month period thereafter.

(hh)“Restricted Stock” means Shares issued pursuant to a Restricted Stock Award under Section 8 of this Plan.

(ii)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities or a combination thereof equal in value to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement, pursuant to Section 11.

(jj)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to this Plan.

(kk)“Service Provider” means an Employee, Consultant, or Outside Director.

(ll)“Share” means a share of Common Stock, as may be adjusted in accordance with Section 15 of this Plan.

(mm)“Share Reserve” has the meaning set forth in Section 3(a).

(nn)“Stock Appreciation Right” or “SAR” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised and the Fair Market Value of a Share as of its Date of Grant, or as otherwise set forth in the Award Agreement, pursuant to Section 9.

(oo)“Subsidiary” means either (y) with respect to an Award of Incentive Stock Options, a “subsidiary corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code; or (z) with respect to an Award other than an Incentive Stock Option, and for any other purpose herein, an entity that is a subsidiary of the Company as determined by the Board.

3.Stock Subject to this Plan.

(a)Stock Subject to this Plan.  Subject to the provisions of Section 15(a) of this Plan, the maximum aggregate number of Shares that may be issued pursuant to all Awards under this Plan is eleven million eight hundred sixty five hundred thousand (11,865,000) Shares, all of which may be subject to Incentive Stock Option treatment.  Awards that may be settled only in cash shall not be counted against the Share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.  Shares issued under this Plan may come from authorized and unissued shares or treasury shares.

(b)Effect of Forfeitures and Other Actions.  Any Shares subject to an Award that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the Share Reserve shall be correspondingly replenished.  The following Shares shall not, however, again become available for Awards or replenish the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option issued under this Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under this Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of an Option issued under this Plan, and (iv) Shares subject to a stock settled Stock Appreciation Right issued under this Plan that are not issued in connection with the settlement of that Award upon its exercise.

(c)Reserved Shares.  The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

(d)No Fractional Shares. No fractional Shares will be issued under the Plan, but the Administrator may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

4.Administration of this Plan.

(a)	Procedure.

(i)Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer this Plan.

(ii)Rule 16b-3.  If a transaction is intended to be exempt under Rule 16b-3, then it shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)Other Administration.  Other than as provided above, this Plan shall be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws.

(b)Powers of the Administrator.  Subject to (i) the provisions of this Plan and compliance with Applicable Laws, and (ii) in the case of a Committee, the specific duties delegated by the Board to the Committee, the Administrator shall have the authority, in its discretion to take the following actions under the Plan:

(i)determine the Fair Market Value of Awards;

(ii)select the Service Providers to whom Awards may be granted under this Plan;

(iii)determine the number of Shares to be covered by each Award granted under this Plan;

(iv)determine when Awards are to be granted under this Plan and the applicable Date of Grant;

(v)approve forms of Award Agreements for use under this Plan;

(vi)determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted under this Plan including, but not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any acceleration of vesting or waiver of forfeiture or repurchase restrictions (subject to the provisions of Section 6(c)), and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)construe and interpret the terms of this Plan and Award Agreements;

(viii)prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to the creation and administration of sub-plans;

(ix)amend the terms of any outstanding Award, including the discretionary authority to extend the post‑termination exercise period of Awards and accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions, provided that any amendment that would adversely affect the Participant's rights under an outstanding Award shall not be made without the Participant's written consent.  Notwithstanding the foregoing, an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment causes an Incentive Stock Option to become a Nonqualified Stock Option or if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences to the Participant of Section 409A of the Code;

(x)allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld based on any amount up to the minimum supplemental income tax rate in the applicable jurisdiction. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of the tax to be withheld is to be determined, and all elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award to the extent permitted under Section 409A of the Code;

(xiii)determine whether Awards shall be settled in Shares, cash or in a combination of Shares and cash;

(xiv)determine whether Awards shall be adjusted for dividends or Dividend Equivalents, provided, however, that to the extent an Award is to be settled in Shares, any dividends or Dividend Equivalents shall not be issued or granted with respect to unvested Awards, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Award becoming vested;

(xv)create Other Stock-Based Awards for issuance under this Plan;

(xvi)impose such restrictions, conditions or limitations as it determines appropriate with respect to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvii)to the extent consistent with Section 409A of the Code, establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Goals, or other event that, absent the election, would entitle the Participant to payment or receipt of Shares or other consideration under an Award;

(xviii)to interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission under, this Plan or any Award Agreement or other and any instrument or agreement relating to an Award; and

(xix)taking such actions as are provided in Section 4(d) with respect to Awards to foreign Service Providers; and

(xx)make all other determinations that the Administrator deems necessary or advisable for administering this Plan.

The express grant in this Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  However, the Administrator may not exercise any right or power reserved to the Board under the express terms of this Plan or by Applicable Laws.

(c)Prohibition on Repricing of Options and SARs.  Notwithstanding anything in this Plan to the contrary, no repricing of Options or SARs may be effectuated without the prior approval of the Company's stockholders; provided, however, that the foregoing prohibition shall not apply to the extent an adjustment is required under Section 15.

(d)Awards to Foreign Service Providers.  The Administrator may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in this Plan as may, in the judgment of the Administrator, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of this Plan.  In connection therewith, the Administrator may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(e)Effect of Administrator's Decision.  The Administrator's decisions, determinations, actions and interpretations shall be final, conclusive and binding on all persons having an interest under this Plan.

(f)Indemnification.  The Company shall defend and indemnify all past and present members of the Board, the Committee, the Administrator, officers and Employees of the Company or of a Parent or Subsidiary to whom authority to act for the Board, the Committee, the Administrator or the Company has been delegated under this Plan (“Indemnitees”), to the maximum extent permitted by law, against (i) all reasonable expenses, including reasonable attorneys' fees incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein (collectively, a “Claim”), to which any of them is a party by reason of any action taken or failure to act in connection with this Plan, or in connection with any Award granted under this Plan; and (ii) all amounts required to be paid by them in settlement of a Claim (provided the settlement is approved by the Company) or required to be paid by them in satisfaction of a judgment in any Claim.  However, no such person shall be entitled to indemnification to the extent it is determined in such Claim that such person did not in good faith and in a manner reasonably believed to be in the best interests of the Company (or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful).  In addition, to be entitled to indemnification, the Indemnitee must, within thirty (30) days after written notice of the Claim, offer the Company, in writing, the opportunity, at the Company's expense, to defend the Claim.  The right to indemnification shall be in addition to all other rights of indemnification available to the Indemnitee.

5.Eligibility.  With the exception of Incentive Stock Options, Awards may be granted to Employees, Consultants, and Outside Directors.  Incentive Stock Options may be granted only to Employees.

6.Limitations.

(a)$100,000 Limitation for Incentive Stock Options.  Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.  For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Options with respect to such Shares are granted.

(b)Special Annual Limits.  Subject to Section 15(a) of this Plan, the maximum number of Shares that may be subject to Options or Stock Appreciation Rights granted to any Employee or Consultant in any calendar year shall equal one million (1,000,000) Shares.  Subject to Section 15(a) of this Plan, the maximum number of Shares that may be subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards granted to any Employee or Consultant in any calendar year shall equal one million (1,000,000) Shares.  No Outside Director may be granted during any calendar year Awards having an aggregate Fair Market Value, determined on the Date of Grant, in excess of $300,000.

(c)Minimum Vesting Requirement.  Except as permitted under the Carve-Out Exception (defined below), all Awards that are designated to be settled in Shares shall be subject to a minimum vesting requirement of at least one year from the date the Award was granted, and no portion of any such Award may vest or become exercisable earlier than the first anniversary of the date such Award was granted; provided, however, that the foregoing minimum vesting requirement shall not apply: (i) with respect to 5% of the Share reserve as initially set forth in Section 3(a) (such 5% being the “Carve-Out Exception”), and (ii) to the vesting of an Award that is accelerated as a result of a Change in Control under terms consistent with this Plan.  For purposes of clarity and avoidance of doubt, the vesting of Awards that have not been held by a Participant for at least one year from the Date of Grant may be accelerated (in whole or in part) in accordance with the terms of this Plan, however, any such acceleration, other than in connection with a Change in Control,  within such one-year period with respect to Awards designated to be settled in Shares shall be included in, and reduce the number of Shares available under, the Carve-Out Exception.  To the extent Section 3(a) is amended to increase the number of Shares reserved therein, then 5% of the Shares subject to such increase shall be added to, and increase, the number of Shares subject to the Carve-Out Exception.

7.Options.

(a)Grant of Options.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Option Agreement.  Each Award of an Option shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions (if any) applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Term of Option.  The term of each Option shall be stated in the Award Agreement.  In the case of an Incentive Stock Option, the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(d)Option Exercise Price and Consideration.

(i)Exercise Price.  The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be determined by the Administrator, subject to the following:

(1)In the case of an Incentive Stock Option:

(A)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant; and

(B)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the Date of Grant.

(2)In the case of a Nonqualified Stock Option, the per Share exercise price shall be determined by the Administrator, but shall not be less than the Fair Market Value per Share on the Date of Grant unless the terms of such Nonqualified Stock Option would otherwise comply with the exemption from taxation under Section 409A of the Code.

(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Date of Grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.  Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the satisfaction of such conditions at any time.

(e)Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant.  Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i)cash;

(ii)check;

(iii)in the discretion of the Administrator, other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences;

(iv)in the discretion of the Administrator, consideration received by the Company under a cashless exercise or net exercise program implemented by the Company in connection with this Plan;

(v)in the discretion of the Administrator, a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

(vi)in the discretion of the Administrator, any combination of the foregoing methods of payment; or

(vii)in the discretion of the Administrator, any other consideration and method of payment for the issuance of Shares permitted by Applicable Laws.

(f)Exercise of Option.

(i)Procedure for Exercise; Rights as a Stockholder.  Any Option granted under this Plan shall be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option shall be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding).  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of this Plan or the applicable Award Agreement.  Exercising an Option in any manner shall decrease the number of Shares thereafter available for purchase under the Option by the number of Shares as to which the Option is exercised.

(ii)Termination of Relationship as a Service Provider (Other Than Death or Disability).  If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider, the vested portion of such Option shall be exercisable for three (3) months following his or her ceasing to be a Service Provider (other than upon the Participant's death or Disability).  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider (other than upon the Participant's death or Disability), then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

(iii)Disability of Participant.  If a Participant ceases to be a Service Provider as a result of his or her Disability, the Participant may exercise the vested portion of his or her Option within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement).  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant ceasing to be a Service Provider as a result of his or her Disability, the vested portion of such Option shall be exercisable for twelve (12) months following the Participant ceasing to be a Service Provider as a result of his or her Disability.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her Disability, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant does not exercise his or her Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

(iv)Death of Participant.  If a Participant dies while a Service Provider, the vested portion of the Option may be exercised within the time period specified in the Award Agreement (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement), by the beneficiary designated by the Participant prior to his or her death in accordance with Section 26.  If the Award Agreement does not specify a time period within which the vested portion of such Option must be exercised following a Participant's death, the vested portion of such Option shall be exercisable for twelve (12) months following his or her date of death.  Unless otherwise provided by the Administrator, if the Participant is not vested as to his or her entire Option on the date he or she ceases to be a Service Provider as a result of his or her death, then immediately thereafter, the Shares covered by the unvested portion of the Option shall again be available for grant under this Plan as set forth in Section 3.  Additionally, if the Participant's beneficiary designated pursuant to Section 26 does not exercise the Option as to all of the vested Shares within the specified time period, then immediately thereafter, the Option shall terminate and the Shares covered by the unexercised portion of the Option shall again be available for grant under this Plan as set forth in Section 3.

8.Restricted Stock.

(a)Grant of Restricted Stock.  Subject to the terms and provisions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine.

(b)Restricted Stock Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Removal of Restrictions.  Subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, accelerate the time at which any restrictions shall lapse or be removed.

(d)Voting Rights.  Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise as set forth in the Award Agreement.

(e)Dividends and Other Distributions.  Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares.  All such dividends and distributions shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid and no such dividends or other distributions shall be issued or granted with respect to shares of Restricted Stock, and instead shall be held by the Company and delivered to the Participant, if at all, only upon such Awards becoming vested.

(f)Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall again be available for grant under this Plan as set forth in Section 3.

9.Stock Appreciation Rights.

(a)Grant of SARs.  Subject to the terms and conditions of this Plan, a SAR may be granted to a Service Provider at any time and from time to time as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.  Subject to the provisions of Section 6(c), the Administrator shall have complete discretion to determine the terms and conditions of SARs granted under this Plan, including the sole discretion to accelerate exercisability at any time; provided, however, that the per Share exercise price that will determine the amount of the payment the Company receives upon exercise of a SAR shall not be less than the Fair Market Value per Share on the Date of Grant.

(b)SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the Date of Grant, exercise price, the term, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(c)Expiration of SARs.  A SAR granted under this Plan shall expire upon the date determined by the Administrator, in its sole discretion, as set forth in the Award Agreement; provided, however, no SAR shall be exercisable later than 10 years after the Date of Grant.  Notwithstanding the foregoing, the rules of Sections 7(f)(ii), 7(f)(iii) and 7(f)(iv) shall also apply to SARs.

(d)Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Administrator, the payment upon the exercise of a SAR may be in cash, in Shares of equivalent value, or in some combination thereof.

10.Performance Units and Performance Shares.

(a)Grant of Performance Units and Performance Shares.  Subject to the terms and conditions of this Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as shall be determined by the Administrator in its sole discretion.  The Administrator shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider.

(b)Value of Performance Units and Performance Shares.  Each Performance Unit and Performance Share shall have an initial value established by the Administrator on or before the Date of Grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant.

(c)Performance Goals and Other Terms.  The Administrator shall set Performance Goals in its sole discretion which, depending on the extent to which they are met, shall determine the number or value of Performance Units and Performance Shares that shall be paid out to the Participant.  Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Date of Grant, Performance Period and such other terms and conditions as the Administrator in its sole discretion shall determine.  The Administrator may set Performance Goals based upon the achievement of Company‑wide, divisional, or individual goals (including solely continued service) or any other basis determined by the Administrator in its sole discretion.

(d)Earning of Performance Units and Performance Shares.  After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.  After the grant of Performance Units or Performance Shares, and subject to the provisions of Section 6(c), the Administrator may, in its sole discretion, reduce or waive any performance objectives for the Performance Unit or Performance Share.

(e)Form and Timing of Payment of Performance Units and Performance Shares.  Payment of earned Performance Units and earned Performance Shares, if any, shall be made after the expiration of the applicable Performance Period at the time determined by the Administrator.  The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as applicable, at the close of the applicable Performance Period) or in a combination of cash and Shares.

(f)Cancellation of Performance Units or Performance Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units and Performance Shares shall be forfeited to the Company, and the Shares subject to such Awards (if any) shall again be available for grant under this Plan as set forth in Section 3.

11.Restricted Stock Units.  Restricted Stock Units shall consist of Shares of Restricted Stock, Performance Shares or Performance Unit Awards that the Administrator, in its sole discretion, permits to be paid out in a lump sum, installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

12.Other Stock-Based Awards and Cash-Based Awards.  Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under this Plan and/or cash awards made outside of this Plan.  The Administrator shall have authority to determine the Service Providers, to whom and the time or times at which, Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other terms and conditions of the Other Stock-Based Awards, including any dividend or voting rights and whether the Award should be paid in cash. Cash-based awards may be granted in such amounts and subject to such other terms as the Administrator, in its discretion, determines to be appropriate.

13.Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted under this Plan shall be suspended during any unpaid leave of absence and shall resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit shall be awarded for the time vesting has been suspended during such leave of absence.  A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no leave of absence may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then at the end of three months following the expiration of the leave of absence, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.

14.Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than as provided in Section 26 or by will or by the laws of descent or distribution following the Participant’s death.  An outstanding Award may be exercised during the lifetime of the Participant only by the Participant.  If the Administrator makes an Award transferable, such Award Agreement shall contain such additional terms and conditions as the Administrator deems appropriate.

15.Adjustments; Dissolution or Liquidation; Change in Control.

(a)Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Administrator shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under this Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by this Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of this Plan.  No adjustment shall be made pursuant to this Section 15(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)Corporate Transactions.

(i)Continuation, Assumption or Replacement of Awards.  Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that involves a Corporate Transaction, then the surviving or successor corporation or a parent or subsidiary entity of the successor corporation (collectively, the “Successor Corporation”) may continue, assume or substitute Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 15(a)), and such Awards or substitutions therefor shall remain outstanding and be governed by their respective terms subject to Section 15(b)(iv) below.  A Successor Corporation may elect to continue, assume or substitute only some Awards or portions of Awards.  For purposes of the foregoing, an Award shall be considered assumed or substituted if in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an Incentive Stock Option) either (1) the contractual obligations represented by the Award are expressly assumed by the Successor Corporation with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (2) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(ii)Acceleration. Unless otherwise provided in an applicable Award Agreement, in the event of a Change in Control that involves a Corporate Transaction, if and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then:

(1)such outstanding Awards of Options and Stock Appreciation Rights shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Administrator, and shall terminate at the effective time of the Corporate Transaction;

(2)such outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately prior to the effective time of the Corporate Transaction; and

(3)to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 15(b)(ii)(3) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

The Administrator shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 15(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(iii)Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Administrator may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for cash payments to the holders as provided in this Section 15(b)(iii). The Administrator will not be required to treat all Awards similarly for purposes of this Section 15(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (1) the fair market value (as determined in good faith by the Administrator) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (2) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 15(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 15(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 15(b)(iii). Payment of any amount under this Section 15(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Administrator determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Administrator’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(iv)Termination After a Corporate Transaction.  If and to the extent the Awards are continued, assumed or replaced under the circumstances described in Section 15(b)(i), and if within twenty-four months after the Corporate Transaction the Participant’s status as a Service Provider is terminated by the Company or Successor Corporation without Cause or by the Participant for Good Reason, then:

(1)all outstanding Awards of Options and Stock Appreciation Rights issued to such Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the date the Participant ceases to be a Service Provider;

(2)all outstanding Awards other than Awards of Options and Stock Appreciation Rights shall fully vest immediately upon the date the Participant ceases to be a Service Provider; and

(3)to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall vest as provided in Section 15(b)(ii)(3), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider.

For purposes of the foregoing, the term “Good Reason” means a voluntary termination by a Participant who is an Employee of his or her employment with the Company or the Successor Corporation because of: (1) a material diminution in the Participant's base salary or bonus opportunity from those applicable to him or her as of the date immediately prior to such Change in Control; (1) a material diminution in the nature or scope of the Participant's authority, duties or responsibilities from those applicable to him or her as of the date immediately prior to such Change in Control; (3) the Company or the Successor Corporation requiring the Participant to be based at any office or location more than fifty (50) miles from where the Participant was based as of the date immediately prior to such Change in Control; or (4) a material breach by the Company or the Successor Corporation of any term or provision of this Plan, an Award Agreement, employment agreement or other contractual agreement (if any) between the Participant and the Company or the Successor Corporation.

(c)Other Change in Control.  Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that does not involve a Corporate Transaction, the Administrator may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 15(b)(iii) or (ii) making such adjustments to the Awards then outstanding as the Administrator deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Administrator will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)Dissolution or Liquidation.  Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  An Award will terminate immediately prior to the consummation of such proposed action.

16.Board and Stockholder Approval; Term of Plan.  The Board approved this Plan to be effective on May 26, 2021, subject to the Company's stockholders approving this Plan within the 12-month period thereafter.  The Company's stockholders approved this Plan on May 26, 2021.  From its effectiveness, this Plan shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of this Plan.  If the requisite stockholder approval is not obtained within such 12-month period, any Awards granted hereunder will automatically become null and void and of no force or effect.  No Awards may be granted under this Plan on or after the date which is ten (10) years following the effective date of this Plan.  This Plan will remain in effect until all Awards granted under the Plan have been satisfied or expired.

17.Amendment and Termination of this Plan.

(a)Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate this Plan.

(b)Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)Effect of Amendment or Termination.  No amendment, alteration, suspension, or termination of this Plan shall materially or adversely impair the rights of any Participant without the Participant’s prior written consent, unless such action is required by Applicable Law or stock exchange rules.  Termination of this Plan shall not affect the Administrator's ability to exercise the powers granted to it under this Plan with respect to Awards granted under this Plan prior to the date of termination.

18.Conditions upon Issuance of Shares.

(a)Legal Compliance.  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award and the issuance and delivery of such Shares shall comply with Applicable Laws.

(b)Taxes.  No Shares shall be delivered under this Plan to any Participant or other person until the Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., U.S.-federal, U.S.-state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of up to the whole number of Shares covered by the Award sufficient to satisfy the withholding obligations incident to the exercise or vesting of an Award based on the minimum supplemental rate in the applicable jurisdiction.

19.No Rights to Awards.  No eligible Service Provider or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Administrator shall be obligated to treat Participants or any other person uniformly.

20.No Stockholder Rights.  Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by an Award until the Participant becomes the record owner of the Shares.

21.Fractional Shares.  No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

22.Governing Law.  This Plan, all Award Agreements, and all related matters, shall be governed by the laws of the State of Delaware, without regard to choice of law principles that direct the application of the laws of another state.

23.No Effect on Terms of Employment or Consulting Relationship.  This Plan shall not confer upon any Participant any right as a Service Provider, nor shall it interfere in any way with his or her right or the right of the Company or a Parent or Subsidiary to terminate the Participant's service at any time, with or without cause, and with or without notice.

24.Unfunded Obligation.  This Section 24 shall only apply to Awards that are not settled in Shares.  Participants shall have the status of general unsecured creditors of the Company.  Any amounts of cash payable to Participants pursuant to this Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Neither the Company nor any Parent or Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations under this Plan.  Any investments or the creation or maintenance of any trust for any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Parent or Subsidiary and Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant's creditors in any assets of the Company or Parent or Subsidiary.  The Participants shall have no claim against the Company or any Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to this Plan.

25.No Guarantee of Tax Consequences.  The Company, Board, Committee and the Administrator do not make any commitment or guarantee that any United States federal, state, local, or foreign tax treatment will apply or be available under the Plan to any Participant or other person participating or eligible to participate hereunder.  Neither the Company, the Board, the Committee, nor the Administrator will be liable to any Participant or any other person as to any expected or realized tax consequences for any Participant or other person due to the grant, exercise, lapse of restriction, vesting, distribution, payment or other taxable event involving any Award. Although the Company may endeavor to (a) qualify an Award for favorable tax treatment in a jurisdiction or (b) avoid adverse tax treatment for an Award, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

26.Designation of Beneficiary by Participant.  Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation will revoke all prior designations by the same Participant, must be in the form prescribed by the Administrator, and will be effective only when filed by the Participant in writing with the Administrator (or its delegate), and received and accepted during the Participant’s lifetime.  In the absence of any such valid beneficiary designation, benefits remaining unpaid at the Participant’s death will be paid as follows: (i) if a Participant leaves a surviving spouse, payment will be made to such surviving spouse on behalf of the Participant; and (ii) if a Participant leaves no surviving spouse, payment will be made to (A) if there is administration of such Participant’s estate, the executor or administrator of such estate, upon receipt by the Administrator of supporting evidence from the estate that is satisfactory to the Administrator, or (B) if there is no administration of such Participant’s estate, to such Participant’s heirs at law, but only after such heirs are determined by a court of competent jurisdiction and in such proportion as determined by such court in its signed order that is received by, and satisfactory to, the Administrator.

27.Requirements of Law and Securities Exchanges.  The granting of Awards and the issuance or delivery of Shares under the Plan will be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Certificates evidencing Shares delivered under the Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules and regulations of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation, and any other Applicable Law.  The Administrator may cause a legend or legends to be placed upon such certificates to make appropriate reference to such restrictions.

The Company will not be obligated to take any affirmative action in order to cause the exercise of an Award or the issuance of Shares pursuant to the Plan to comply with any Applicable Law.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority has not been obtained.

28.Clawback.  All compensation and Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or other receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy as may be implemented from time to time, including any clawback policy adopted to comply with any Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) as set forth in such clawback policy or the Award Agreement. Any such policy may subject a Participant’s Award, and amounts paid or realized with respect to any Award, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur; such events including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

29.No Obligation to Exercise Awards; No Right to Notice of Expiration Date.  An Award of a Stock Option or a SAR imposes no obligation upon the Participant to exercise the Award.  The Company and the Administrator have no obligation to inform a Participant of the date on which a Stock Option or SAR is no longer exercisable except for including such expiration date in the Participant’s Award Agreement.

30.Rule 16b-3 Securities Law Compliance for Insiders.  Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3.  Any ambiguities or inconsistencies in the construction of the Plan or an Award will be interpreted to give effect to such intention and, to the extent any provision of the Plan or action by the Administrator fails to so comply, it may be deemed null and void by the Administrator, in its discretion, to the extent permitted by Applicable Laws.

31.Section 409A.

(a)General. The Company intends that all Awards be structured to comply with, or be exempt from, Code Section 409A (“Section 409A”), such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date.  The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise.  The Company and its Subsidiaries will have no obligation under this Section 31 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s employment or consulting relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s employment or consulting relationship.  For purposes of the Plan or any Award Agreement relating to any such payments, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or any Incentive Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A as determined by the Administrator) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Code Section 409A(a)(1)(B)(i), be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest) but not later than 60 days following the end of such six-month period. Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d)Payment Upon Vesting or Lapse of Risk of Forfeiture.  In the case of an Award subject to Section 409A providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution or settlement shall be made by March 15 of the calendar year next following the calendar year in which such Award vested or the risk of forfeiture lapsed.

(e)Timing of Payment.  In the case of any distribution of any other Award subject to Section 409A, if the timing of such distribution is not otherwise specified in this Plan or the Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(f)Separate Payment.  Each payment that a Participant may receive under this Plan that is subject to Section 409A shall be treated as a “separate payment” for purposes of Section 409A.

32.No Restriction on Corporate Action.  Nothing contained in the Plan will be construed to prevent the Company or any Subsidiary from taking any action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan.

33.Severability.  If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any person or Award, or would disqualify the Plan or Award under any Applicable Law, such provision will be (a) construed or deemed amended to conform to Applicable Law or (b) if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, person or Award Agreement, and thereafter the remainder of the Plan and any such Award Agreement will remain in full force and effect.

34.Rules of Construction.  In the interpretation of the Plan, except where the context otherwise requires

(a)“including” or “include” does not denote or imply any limitation;

(b)“or” has the inclusive meaning “and/or”;

(c)the singular includes the plural, and vice versa, and each gender includes each of the others;

(d)captions or headings are only for reference and are not to be considered in interpreting the Plan;

(e)any grammatical form or variant of a term defined in the Plan will be construed to have a meaning corresponding to the definition of the term set forth herein;

(f)the terms “hereof,” “hereto,” “hereunder” and similar terms in the Plan refer to the Plan as a whole and not to any particular provision of the Plan;

(g)“Section” refers to a Section of the Plan, unless otherwise stated in the Plan;

(h)a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof, and the authoritative guidance issued thereunder by an appropriate governmental entity; and

(i)This Plan shall be construed as a whole and according to its fair meaning, and the Plan and any Award Agreement issued hereunder shall not be strictly construed against the Company or the Administrator.

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